Exhibit 99.1

Visualant Granted Tenth Patent

Continued Expansion of the ChromaID Intellectual Property Portfolio

Seattle, WA. – (May 12, 2016) Visualant, Inc. (OTCQB: VSUL) – an industry-leading provider of chromatic-based identification, authentication and diagnostic solutions, announced today that it has received its tenth patent relating to its ChromaID™ technology.

The newly issued patent describes an enhancement of the foundational ChromaID technology through its unique use of an array of variable wavelength LED emitters and photodiode detectors to measure the scattering of electromagnetic energy from a solid, fluid or a gas.

Visualant ChromaID is an identification, authentication and diagnostic platform technology that provides for a wide variety of real-time and real world applications.  They include, but are not limited to:

•	Determining if water is potable
•	Detecting explosive residue
•	Authenticating driver’s licenses, passports and access control cards
•	Detecting illegal drugs
•	Grading and certifying diamonds and other gem stones
•	Checking for counterfeit fluids including olive oil, wine and spirits
•	Confirming that the correct fluid is flowing through the IV drip line
•	Determining the butterfat content of milk

The patent issued by the United States Office of Patents and Trademarks is US Patent No. 9,316,581 B2 and is entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy.”

This newly issued patent continues the growth of the Visualant intellectual property portfolio.  The Company continues to have a significant number of pending patents and aggressively works to expand the reach of its technology.  Visualant’s ChromaID technology was invented when Dr. Thomas Furness, known as the “Father of Virtual Reality,” and a professor at the University of Washington, recognized that most materials in nature exhibit a unique light signature when stimulated by visible and invisible structured coherent light sources.

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol “VSUL.” The Visualant Spectral Pattern Matching™ (SPM) technology directs structured light onto a substance or material, through a liquid or gas, or off a surface, to capture a unique ChromaID™. A ChromaID can be used to identify, detect, or diagnose markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented, award-winning technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab-based tests. For more information on Visualant, visit the company’s website at www.visualant.net.

Visualant Press Contacts:

Hal Bringman

Email	hal@nvpr.com
Desk	+1 (206) 299-0622 ext 801
Mobile	+1 (310) 210-8011, Skype halbringman